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                                                                       EXHIBIT 3



                                PROMISSORY NOTE


December 13, 1998                                                    $280,714.43
                                                                Atlanta, Georgia


FOR VALUE RECEIVED, the undersigned, KENAN LOOMIS, an individual resident of the State of Georgia ("Loomis"), promises to pay to the order of K. TERRY DORNBUSH, an individual resident of the State of Georgia ("Dornbush"), at 3061
W. Pine Valley Road, Atlanta, Georgia 30305, or at such other place as the holder hereof may designate in writing, in immediately available funds in Lawful money of the United States of America, on December 13, 1999 (the "Maturity Date"), the principal sum of TWO HUNDRED EIGHTY THOUSAND SEVEN
HUNDRED FOURTEEN & 43/100 DOLLARS, together with interest thereon as hereinafter provided.

This Promissory Note is given in substitution for that certain promissory note, dated December 13, 1997, by Loomis to Dornbush, in the principal amount of Two Hundred Sixty Two Thousand Two Hundred Forty Nine Dollars ($262,249), due on the date hereof.

In addition to the principal, Loomis agrees to pay interest on the principal amount outstanding hereunder from time to time until paid at a simple interest rate of seven percent (7%) per annum. Interest accruing hereunder from the date hereof through the Maturity Date shall be payable in full on the Maturity Date. Upon the Maturity Date, any principal amount outstanding hereunder that is not paid in full shall bear interest until paid at a simple interest rate of nine percent (9%) per annum, such interest to be due and payable upon demand.

No delay or failure on the part of Dornbush to exercise any right or remedy accruing to Dornbush hereunder or at law or in equity, upon any default or breach by Loomis of any term or provision hereof, shall be held to be an abandonment thereof. No delay on the part of Dornbush in exercising any of his rights or remedies shall preclude Dornbush from exercise thereof at any time during the continuance of any default or breach. No waiver of a single default or breach shall be deemed a wavier of any subsequent default or breach. All waivers under this Promissory Note must be in writing signed by Dornbush. Dornbush may enforce any one or more rights and remedies with respect hereto successively or concurrently, at his option.

Loomis may at his option prepay the outstanding principal balance of this Promissory Note in whole, or in part, together with all accrued but unpaid interest on the principal amount prepaid, by giving to Dornbush not less than five (5) days written notice prior to the date fixed for prepayment.

The terms and provisions of this Promissory Note shall be binding upon the successors, assigns, heirs, legal representatives and estate of Loomis and shall inure to the benefit of the successors, assigns, heirs, legal representatives and estate of Dornbush.

TIME IS OF THE ESSENCE HEREUNDER. In addition to and not in limitation of the
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foregoing, Loomis agrees to pay all costs and expenses of collection, including reasonable attorneys' fees, if this Promissory Note shall be collected by law or through an attorney at law, or in bankruptcy or other judicial proceedings.

This Promissory Note shall be governed by and construed in accordance with the laws of the State of Georgia.

PRESENTMENT, PROTEST AND NOTICE OF DISHONOR ARE HEREBY WAIVED.

IN WITNESS WHEREOF, Loomis has executed this Promissory Note under seal as of the date first above written.


/s/ Kenan Loomis               (SEAL)
-------------------------------
Kenan Loomis



Sworn to and subscribed before me
this 10th day of FEBRUARY, 1999.


/s/
-------------------------------
Notary Public

Commission Expires: 1-15-2000
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                        ASSIGNMENT OF PROMISSORY NOTE



     As an irrevocable gift in consideration of the promotion of education,
K. TERRY DORNBUSH an individual resident of the State of Georgia ("Assignor"), does hereby assign, convey and transfer without recourse to THE PAIDEIA SCHOOL, INCORPORATED, a Georgia nonprofit corporation ("Assignee"), all of its right, title and interest in and to that certain Promissory Note dated December 13, 1998, in the principal amount of Two Hundred Eighty Thousand Six Hundred Six Dollars ($280,606) made by Kenan Loomis, an individual resident of the State of Georgia ("Borrower") in favor of Assignor (the "Note"), including, without limitation, the right to receive all principal and interest payments due thereunder.

     Further, this assignment shall act as an assignment by Assignor to Assignee of any and all security interests in the common stock of Candela Corporation, a Delaware corporation, owned by the Borrower and securing the Note.

     DULY EXECUTED and delivered, effective as of February 11, 1999.



                                             K. TERRY DORNBUSH



                                             By:   /s/
                                                ----------------------------
                                             Title:
                                                   -------------------------


Accepted:

THE PAIDEIA SCHOOL, INCORPORATED


By:   /s/
   ----------------------------
Title: Its Chairman
      -------------------------